CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND

Supplement dated September 15, 2023, to the

Statement of Additional Information (the “SAI”) dated May 31, 2023

The Independent Trustees and Officers tables in the “Trustees and Officers” section beginning on page 28 of the SAI are deleted in their entirety and replaced with the following:

Name and Year of Birth	Position with the Trust	Length of Time Served	Principal Occupation for the Past Five Years	Number of Portfolios in Fund Complex(1) Overseen by Trustee	Other Directorships Held by Trustee for the Past Five Years
Independent Trustees:
Daniel A. Hanwacker Year of Birth: 1951	Trustee	Since 2016	CEO and President, Hanwacker Associates, Inc. (asset management consulting and executive search services) (2001-present). Managing Director - Asset Management, Putnam Lovell Securities (2000-2001). Co- Founding Partner, Constellation Financial Management Co., LLC (1995-2000).	8	None
Jon C. Hunt Year of Birth: 1951	Trustee	Since 2016	Retired (2013 to present). Consultant to Management, Convergent Capital Management, LLC (“CCM”) (2012-2013). Managing Director and Chief Operating Officer, CCM (1998-2012).	8	Trustee of The Advisors’ Inner Circle Fund III, Gallery Trust, Delaware Wilshire Private Markets Master Fund, Delaware Wilshire Private Markets Fund and Delaware Wilshire Private Markets Tender Fund. Director of Chiron Capital Allocation Fund Ltd.
Julie C. Miller Year of Birth: 1957	Trustee	Since 2020	Certified Public Accountant (CPA) and Partner, Holthouse, Carlin & Van Trigt LLP (accounting firm) (2006–present).	8	None.

Jay C. Nadel Year of Birth: 1958	Trustee Chairman	Since 2016 Since 2019	Financial Services Consultant (2005- present). Executive Vice President, Bank of New York Broker-Dealer and Member of the Operating Committee (2002-2004). Weiss, Peck & Greer, Partner, Managing Director and Chair of the Operations Committee (1986-2001).	8	Trustee of The Advisors’ Inner Circle Fund III, Gallery Trust, Delaware Wilshire Private Markets Master Fund, Delaware Wilshire Private Markets Fund and Delaware Wilshire Private Markets Tender Fund. Director of Chiron Capital Allocation Fund Ltd.
Shelley Y. Simms Year of Birth: 1968	Trustee	Since 2023	General Counsel, Corporate Secretary and Chief Compliance Officer, Xponance, Inc., a registered investment adviser (2004-present); Chief Compliance Officer, Xponance Alts Solutions, LLC, a registered investment adviser (2021-present); Chairperson (2023-present) and Commissioner (2018-present), Pennsylvania State Ethics Commission.	8	Board Member of 1st Colonial Bancorp and 1st Colonial Community Bank
James R. Wolford Year of Birth: 1954	Trustee	Since 2016	Chief Executive Officer of Corinthian Development Company (2013–present). President, Chief Operating Officer and Chief Financial Officer, Thompson National Properties (2011-2013). Chief Financial Officer, Pacific Office Properties, a real estate investment trust (2010-2011). Chief Financial Officer, Bixby Land Company, a real estate company (2004-2010). Regional Financial Officer, AIMCO, a real estate investment trust (2004). Chief Financial Officer, DBM Group, a direct mail marketing company (2001-2004). Senior Vice President and Chief Operating Officer, Forecast Commercial Real Estate Service, Inc. (2000-2001). Senior Vice President and Chief Financial Officer, Bixby Ranch Company (1985-2000).	8	None

(1)	“Fund complex” is defined as two or more registered investment companies that hold themselves out to investors as related companies or have a common investment adviser or affiliated investment advisers and in this case includes the series of City National Rochdale Funds and the following registered closed-end fund: City National Rochdale Strategic Credit Fund.

Name and Year of Birth	Position with the Trust	Term of Office(1) and Length of Time Served	Principal Occupation for the Past Five Years
Officers:
Garrett R. D’Alessandro Year of Birth: 1957	President and Chief Executive Officer	2016-2021 and 2022-present	Chief Executive Officer, City National Rochdale (1986–present); Chief Investment Officer, City National Rochdale (2016-2018); President and Chief Executive Officer, City National Rochdale Funds (2013-2021 and 2022-present), City National Rochdale Select Strategies Fund (the “Select Strategies Fund”) (2016-2021 and 2022-present), and City National Rochdale Strategic Credit Fund (the “Strategic Credit Fund”) (2018-2022 and 2022-present).
Andrew Metzger SEI Investments One Freedom Valley Drive Oaks, Pennsylvania 19456 Year of Birth: 1980	Treasurer (Principal Financial and Accounting Officer and Controller)	Since 2021	Director of Fund Accounting, SEI Investments Company (2020-present). Senior Director, Embark Consulting, LLC (2019-2020). Senior Manager, PricewaterhouseCoopers LLP (2002-2019). Treasurer (Principal Financial and Accounting Officer and Controller), City National Rochdale Funds, Select Strategies Fund and Strategic Credit Fund (April 2021-present).
Rochelle Levy Year of Birth: 1985	Chief Compliance Officer (“CCO”), Anti-Money Laundering Officer (“AML Officer”) and Identity Theft Program Officer (“ITP Officer”)	Since 2022	Senior Vice President and Wealth Management Chief Compliance Officer, City National Bank (2022-present); CCO, AML Officer and ITP Officer, City National Rochdale Funds, Select Strategies Fund and Strategic Credit Fund (September 2022-present); CCO and AML Officer, BNY Mellon Private Funds (2019-2022); CCO, BNY Mellon Commingled Funds (2019-2021); Investment Management, Head of Distribution Compliance BNY Mellon, N.A. (2019-2022); Vice President, JPMorgan Chase & Co. (2014-2019).

Mitchell Cepler Year of Birth: 1982	Vice President and Assistant Treasurer	Since 2016	Group Finance Manager, City National Rochdale (2011–present); Vice President and Assistant Treasurer, City National Rochdale Funds (2015-present), Select Strategies Fund (2016-present), and Strategic Credit Fund (2018-present).
Frank Bonsignore Year of Birth: 1967	Vice President and Secretary	Since 2023	Mutual Funds Oversight Lead, City National Rochdale Funds, Select Strategies Fund and Strategic Credit Fund (2023-present); Director of Operations, BNY Mellon (1997-2023).
Matthew M. Maher SEI Investments One Freedom Valley Drive Oaks, Pennsylvania 19456 Year of Birth: 1975	Assistant Secretary	Since 2019	Counsel, SEI Investments Company (2018-present); Assistant Secretary, City National Rochdale Funds, Select Strategies Fund, and Strategic Credit Fund (2019-present); Attorney, Blank Rome LLP (2015-2018); Assistant Counsel and Vice President, Bank of New York Mellon (2013-2014); Attorney, Dilworth Paxson LLP (2006-2013).

(1)	Each officer serves until removed by the Board or the principal executive officer of the Trust, or until such officer resigns.

The following is added to the bullet point list on page 32 of the SAI:

•	Ms. Simms, experience as a general counsel, corporate secretary, and chief compliance officer of a registered investment adviser.

The following is added to the table in the “Share Ownership of Trustees” section on page 34 of the SAI:

Information relating to each Trustee’s share ownership in the Fund and in all funds advised by the Adviser as of December 31, 2022 is set out in the chart below.

Name	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Independent Trustees:
Shelley Y. Simms[1]	None	None

[1]	Effective September 1, 2023, Ms. Simms was appointed as an Independent Trustee of the Board of Trustees of the Fund.

The following is added to the table in the “Compensation” section on page 34 of the SAI:

Information regarding compensation received by the Trustees is shown below:

Name	Aggregate Compensation from the Fund	Total Pension or Retirement Benefits Accrued As Part of Fund Expenses	Total Compensation from the Fund Complex Paid to Trustee	Number of Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Independent Trustees:
Shelley Y. Simms[1]	-	N/A	-	8

[1]	Ms. Simms received no compensation during the fiscal year ended January 31, 2023, as she was not yet a Trustee.

*****

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

CNR-SK- 070-0100